Letter of Intent

VR HOLDINGS, INC.
1615 Chester Road
Chester, Maryland 21619

January, 5, 2014

Mr. Michael H. Zhu
China MPP Ventures, LLC
6030 Daybreak Circle, Suite A150/368
Clarksville, Maryland 21029

Re: Proposal to Acquire All of the Ownership Interests of Enelco Environmental Technologies Co., Ltd. and ZM Industries, LLC

Dear Mr. Zhu:

This letter will confirm that VR Holdings, Inc., a Delaware corporation ("VR Holdings") is interested in exploring the possibility of acquiring all of the outstanding ownership interests (the "Acquisition") of Enelco Environmental Technologies (Anhui) Co., Ltd. and ZM Industries, LLC (collectively referred to as "EETC") from China MPP Ventures, LLC, a Maryland limited liability company ("CMPP") on terms that would be mutually agreeable.

Part One

VR Holdings and CMPP wish to commence negotiating a definitive written agreement providing for the Acquisition (the "Definitive Agreement"). To facilitate the negotiation of the Definitive Agreement, the parties request that VR Holdings' counsel prepare an initial draft. The execution of the Definitive Agreement would be subject to the satisfactory completion of the ongoing investigation by VR Holdings and CMPP of their respective businesses, approval by their respective boards of directors, and the approval of the Acquisition by the stockholders of VR Holdings and owners of CMPP.

Based upon the information currently known to VR Holdings, it is proposed that the Definitive Agreement include the following terms:

1. Basic Transaction. VR Holdings proposes to acquire all of the outstanding ownership interests of EETC by means of the Acquisition between CMPP and a wholly-owned subsidiary of VR Holdings whereby CMPP would receive in exchange for 48,000,000 shares of the common stock of VR Holdings (the "VR Holdings Common Stock") so that following the closing of the Acquisition (the "Closing") VR Holdings would own all of the issued and outstanding ownership interests of EETC. It is understood that the VR Holdings Common Stock to be received by CMPP in the Acquisition would, upon their issuance, be restricted pursuant to the Securities Act of 1933, as amended.

2. Other Terms. VR Holdings and CMPP would make comprehensive representations and warranties to each other and would provide comprehensive covenants, indemnities and other protections for the benefit of the parties and their respective stockholders and owners. The consummation of the Acquisition by the parties would be subject to the satisfaction of various financial and organizational conditions including:

(a) An evaluation by each of the parties that the value of each of VR Holdings and CMPP on the date of the Closing (the "Closing Date") is such that the Acquisition is in the best interests of the stockholders of VR Holdings and the owners of CMPP on the Closing Date.

(b) The receipt by VR Holdings of certain funding required for operational needs within specific time frames.

(c) Following the Closing, the Board of Directors of VR Holdings shall consist of John E. Baker, Michael H. Zhu, and Matthew A. Lapides, until the next annual meeting or until such time as their successors have been elected and qualified. Promptly after the Closing, VR Holdings shall cause the necessary resolutions to be adopted to implement the requirements of this subparagraph.

(d) Following the Closing, the officers of VR Holdings shall be Michael H. Zhu, Chairman of the Board, Matthew A. Lapides, President and Chief Executive Officer, and John E. Baker, Chief Financial Officer, Chief Accounting Officer, Vice President, and Secretary, until the next annual meeting or until such time as their successors have been elected and qualified. Promptly after the Closing, VR Holdings shall cause the necessary resolutions to be adopted to implement the requirements of this subparagraph.

(e) It is understood by the parties that VR Holdings does not currently have a class of preferred stock. Promptly after the Closing, VR Holdings shall take steps to amend its Certificate of Incorporation in the State of Delaware to increase its authorized shares of VR Holdings Common Stock and to create a class of preferred stock sufficient to provide for the future needs of VR Holdings.

(f) Notwithstanding anything contained in the Definitive Agreement to the contrary, in the event that the funding requirements are not satisfactorily met, VR Holdings shall have a right to rescind the Definitive Agreement, in which event any shares of the VR Holdings Common Stock, the VR Holdings Class A Preferred Stock, or the VR Holdings Class B Preferred Stock delivered to CMPP shall be cancelled and immediately returned to VR Holdings and the entire ownership interests in EETC shall be immediately returned by VR Holdings to CMPP.

(g) In the event of the Rescission, Zhu shall be deemed to have resigned as a director and officer of VR Holdings.

(h) Such other matters as may be stated in the Definitive Agreement.

Part Two

The following paragraphs of this letter (the "Binding Provisions") are the legally binding and enforceable agreements of VR Holdings and CMPP.

3. Access. During the period from the date this letter is signed on behalf of CMPP (the "Signing Date") until the date on which either party provides the other party with written notice that negotiations toward the Definitive Agreement are terminated (the "Termination Date"), each of the parties will afford the other full and free access to such party, its personnel, properties, contracts, books and records and all other documents and data, subject to the confidentiality provisions referred to or described in Paragraph 7 of this letter.

4. Exclusive Dealing. Until the later of 90 days after the Signing Date, or the Termination Date:

(a) CMPP will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of EETC or the ownership interests of EETC, its assets or business, in whole or in part, whether directly or indirectly, through purchase, consolidation or otherwise (other than sales of inventory in the ordinary course); and

(b) CMPP will immediately notify VR Holdings regarding any contact between CMPP or its representatives and any other person regarding any such offer or proposal or any related inquiry.

5. Conduct of Business. During the period from the Signing Date until the Termination Date, CMPP shall ensure that EETC shall operate its business in the ordinary course and refrain from any extraordinary

transactions. In addition, during such period, CMPP shall ensure that EETC shall not issue any additional ownership interests.

6. Confidentiality. Except as and to the extent required by law, neither VR Holdings nor CMPP will disclose or use, and will direct its representatives not to disclose or use to the detriment of VR Holdings or CMPP, any Confidential Information (as defined below) with respect to VR Holdings or CMPP furnished, or to be furnished, by each party or its representatives to the other party or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. For purposes of this paragraph, "Confidential Information" means any information about VR Holdings or CMPP stamped "confidential" or identified in writing as such to a party hereunder to the other promptly following its disclosure, unless (a) such information is already known to the non-disclosing party or its representatives or to others not bound by a duty of confidentiality at the time of its disclosure or such information becomes publicly available through no fault of the non-disclosing party or its representatives; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Acquisition; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of either party hereunder, the other will promptly return to requesting or destroy any Confidential Information in its possession and certify in writing to the requesting party that it has done so.

7. Disclosure. Except as and to the extent required by law, without the prior written consent of the other party, neither VR Holdings nor CMPP will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between VR Holdings and CMPP or any of the terms, conditions or other aspects of the transaction proposed in this letter. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made.

8. Costs. VR Holdings and CMPP will be responsible for and bear all of their respective costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Acquisition.

9. Entire Agreement. The Binding Provisions constitute the entire agreement between the parties and supersede all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the parties on the subject matter thereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by the parties.

10. Governing Law. The Binding Provisions will be governed by and construed under the laws of the State of Maryland without regard to conflicts-of-laws principles.

11. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, the Binding Provisions may be brought against either of the parties in the courts of Baltimore County, Maryland, or, if it has or can acquire jurisdiction, in the United States District Court located in Baltimore County, Maryland, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12. Termination. The Binding Provisions will automatically terminate 90 days after the execution of this letter by CMPP, and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time, provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties will have no further obligations hereunder, except as stated in Paragraphs 5, 6, 7, 8, 9, 10, 11, and 12, which will survive any such termination.

13. Counterparts. This letter may be executed in one or more counterparts, each of which will be deemed to be an original of this letter and all of which, when taken together, will be deemed to constitute one and the same letter. A facsimile transmission of this signed letter shall be legal and binding on all parties hereto.

14. No Liability. The provisions of Paragraphs 1 through 3 of this letter are intended only as an expression of intent on behalf of VR Holdings and CMPP, are not intended to be legally binding on VR Holdings or CMPP and are expressly subject to the execution of an appropriate Definitive Agreement. Moreover, except as expressly provided in Paragraphs 4 through 14 (or as expressly provided in any binding written agreement that the parties may enter into in the future), no past or future action, course of conduct or failure to act relating to the Acquisition, or relating to the negotiation of the terms of the Acquisition or the Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of VR Holdings or CMPP.

If you are in agreement with the foregoing, please sign and return one copy of this letter no later than 5:00 p.m., Baltimore, Maryland time on January 5, 2014 to the undersigned at (239) 384-9437, which thereupon will constitute our understanding with respect to its subject matter.

Very truly yours,

VR HOLDINGS, INC.

By John E. Baker
John E. Baker, President & CEO

Agreed to as to the Binding Provisions on January 5, 2014.

CHINA MPP VENTURES, LLC

By Michael Zhu
Michael H. Zhu, Managing Director